Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 10, 2020 with respect to the consolidated financial statements of Cerevel Therapeutics, Inc. included in the Proxy Statement of ARYA Sciences Acquisition Corp II that is made a part of the Registration Statement (Form S-4) and Prospectus of ARYA Sciences Acquisition Corp II for the registration of 102,336,166 shares of its common stock and 5,149,666 warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 7, 2020